Commission File No. 000-55208

As filed with the Securities and Exchange Commission on May 21, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KONARED CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

2080
(Primary Standard Industrial Classification Code Number)

99-0366971
(I.R.S. Employer Identification Number)

2829 Ala Kalanikaumaka St., Suite F-133
Koloa, Hawaii 96756
Telephone: 808.212.1553
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Nevada Agency and Trust Company
50 West Liberty Street, Suite 880, Reno, Nevada 89501
Telephone: 775.322.0626
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy of Communications To:
Donald G. Davis
PO Box 12009
Marina Del Rey, CA 90295
Telephone: 213.400.2007

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(do not check if a small reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.001 par value	4,000,000 Shares	$0.69 Per Share	$2,760,000	$355.49

1.  This registration statement covers 4,000,000 shares of common stock reserved for issuance pursuant to future awards under our plan titled “KonaRed Corporation 2014 Flexible Stock Plan” (the “Stock Plan”)

2.  Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $0.69, which represents the average of the high and low price per share of the Registrant’s common stock on May 21, 2014,  as reported on the Over The Counter Bulletin Board Market.

3.  This Registration Statement registers 4,000,000 shares of the Common Stock (the “Common Stock”), par value $0.001 per share, of KonaRed Corporation (the “Company”), for future issuance under the KonaRed Corporation 2014 Flexible Stock Plan. to such persons as are designated by the Company from time to time under the terms of its the Plan.

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.
Plan Information.

Registrant shall send or give to each participant in the Plan, the 2013 Plan,  the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the 1933 Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act

Item 2.
Registrant Information and Employee Plan Annual Information.*

Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

PART II

Item 3.
Incorporation of Documents by Reference.

The following documents filed by KonaRed Corporation (the “Company”), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

a.
The Registrant’s prospectus filed with the Commission on May 8, 2014 pursuant to Rule 424(b) under the 1933 Act relating to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-194742); and

b.	All other reports filed pursuant to section 13(a) or 15(d) of the Exchange Act since the filing of the aforesaid prospectus.

c.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents

d.	The description of the Company’s Common Stock which is contained in the Company’s Registration Statement on Form S-1, filed as amended with the Securities and Exchange Commission on March 21, 2014.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.
Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.
Interests of Named Experts and Counsel.

None.

Item 6.
Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by Nevada Statutes and the Articles and bylaws of the Company.

The Company’s Articles of Incorporation and by-laws include an indemnification provision under which the Company agreed to indemnify all directors and officers to the fullest extent permitted by the laws of the State of Nevada.

Item 7.
Exemption from Registration Claimed.

Not applicable.

Item 8.
Exhibits.

Exhibit Number	Description
4.1	KonaRed Corporation 2014 Flexible Stock Plan
5.1	Opinion of Davis & Associates regarding validity of securities, with “Consent to Use”
23.1	Consent of Anton & Chia, LLP Certified Public Accountants, filed herewith.
23.2	Consent of Malone Bailey LLP, Certified Public Accountants, filed herewith
23.3	Consent of Donald G. Davis, Esq., included in the opinion filed as Exhibit 5.1 hereto.

Item 9.
Undertakings.
The Company hereby undertakes:

A.
To file, during any period in which offers or sales are being made, a post-effective  amendment to this registration:

(1)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

B. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(1)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(2)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, KonaRed Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Koloa, State of Hawaii, on  May, 21, 2014.

KonaRed Corporation

May 21, 2014	By:	/s/ Shaun Roberts
Shaun Roberts
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following  persons in the capacities and on the date indicated.

/s/ Shaun Roberts
Shaun Roberts
President, Chief Executive Officer and Director
(Principal Executive Officer)
Dated: May 21, 2014

/s/ John Dawe
John Dawe
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)
Dated: May 21, 2014

/s/ Steven Schorr
Steven M. Schorr
Director
Dated: May 21, 2014

/s/ Gonzalo Camet
Gonzalo Camet
Director
Dated: May 21, 2014

/s/ William Van Dyke
William Van Dyke
Director
Dated: May 21, 2014

EXHIBIT INDEX

Exhibit Number	Description
4.1	KonaRed Corporation 2014 Flexible Stock Plan
5.1	Opinion of Davis & Associates regarding validity of securities, with “Consent to Use”
23.1	Consent of Anton & Chia, LLP Certified Public Accountants,, filed herewith.
23.2	Consent of Malone Bailey, LLP Certified Public Accountants,, filed herewith.
23.3	Consent of Donald G. Davis, Esq., included in the opinion filed as Exhibit 5.1 hereto.